EXHIBIT 4.6

BRUNSWICK CORPORATION
ELECTIVE DEFERRED COMPENSATION PLAN

SECTION 1

General

     1.1. Purpose. The Brunswick Corporation Elective Deferred Compensation Plan (the “Plan”) has been established by Brunswick Corporation (the “Company”) so that it, and each of the Related Companies which, with the consent of the Company, adopts the Plan may provide its eligible employees with an opportunity to build additional financial security, thereby aiding such companies in attracting and retaining employees of exceptional ability.

     1.2. Effective Date. The “Effective Date” of the Plan is January 1, 1997.

     1.3. Related Companies and Employers. For purposes of the Plan, the term “Related Company” means (i) any corporation, partnership, joint venture or other entity during any period in which it owns, directly or indirectly, at least 50% of the voting power of all classes of stock of the Company (or successor to the Company) entitled to vote; and (ii) any corporation, partnership, joint venture or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company, by any entity that is a successor to the Company, or by any entity that is a Related Company by reason of clause (i) next above. The Company and each Related Company which, with the consent of the Company, adopts the Plan for the benefit of its eligible employees are referred to below collectively as the “Employers” and individually as an “Employer.” A Related Company may, with the consent of the Company, adopt the Plan by action of its Board of Directors.

     1.4. Operation and Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”). In controlling and managing the operation and administration of the Plan, the Committee shall have the rights, powers and duties set forth in Section 7. Capitalized terms in the Plan shall be defined as set forth in the Plan.

     1.5. Plan Year. The term “Plan Year” means the calendar year.

     1.6. Applicable Law. The Plan shall be construed and administered in accordance with the laws of the State of Illinois to the extent that such laws are not preempted by the laws of the United States of America.

     1.7. Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

     1.8. Notices. Any notice or document required to be filed with the Plan Administrator (as defined in subsection 7.1) or the Committee under the Plan will be properly filed if delivered or mailed to the Plan Administrator, in care of the Company, at its principal executive offices. The Plan Administrator may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan may be waived by the person entitled to notice.

     1.9. Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be in writing filed with the Plan Administrator at such times, in such form, and subject to such restrictions and limitations as the Plan Administrator shall require.

     1.10. Benefits Under Qualified Plans. Compensation of any Participant that is deferred under the Plan, and benefits payable under the Plan, shall be disregarded for purposes of determining the benefits under any plan that is intended to be qualified under section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

     1.11. Other Costs and Benefits. The Plan is intended to defer, but not to eliminate, payment of compensation to a Participant. Accordingly, if any compensation or benefits that would otherwise be provided to a Participant in the absence of the Plan are reduced or eliminated by reason of deferral under the Plan, the Company shall equitably compensate the Participant for such reduction or elimination. However, no reimbursement will be made for increased taxes resulting from benefits under the Plan (whether resulting from a change in individual income tax rates or otherwise).

     1.12. Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

     1.13. Action by Employers. Any action required or permitted to be taken by any Employer shall be by resolution of its board of directors, or by a duly authorized officer of the Employer.

     1.14. Withholding. Except as otherwise provided by the Committee, (i) the deduction of withholding and any other taxes required by law will be made from all amounts paid in cash and (ii) in the case of payments in shares of common stock of the Company (“Company Stock”), the Participant shall be required to pay in cash the amount of any taxes required to be withheld prior to receipt of such Company Stock, or alternatively, a number of shares of Company Stock the Fair Market Value (defined below) of which equals the amount required to be withheld may be deducted from the payment; provided, however, that the number of shares of Company Stock so deducted may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate. “Fair Market Value” means the closing price on the New York Stock Exchange — Composite Transactions Tape on the relevant date or on the next preceding date on which a closing price was quoted; provided, however, that the Committee may specify some other definition of Fair Market Value.

     1.15. Adjustments. In the event of any increase or decrease in the number of issued shares of Company Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in shares, effected without receipt of consideration by the Company, or other change in corporate or capital structure, the number and class of securities distributable under this Plan and the number of share units in Participants’ Elective Stock Deferral Accounts shall be appropriately adjusted by the Committee; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

SECTION 2

Participation

     2.1. Participant. Subject to the terms of the Plan, an individual shall be eligible to make deferrals under the Plan during any period he or she is an Eligible Employee. For purposes of the Plan, the term “Eligible Employee” for any period shall mean any employee of any Employer who is designated as an Eligible Employee for that period, either by individual designation by the Committee, or by being a member of a group designated by the Committee.

     2.2. Deferral Election. An Eligible Employee shall participate in the Plan by electing to defer payment of all or a portion of his Eligible Compensation pursuant to the terms of a “Deferral Election.” An individual’s Deferral Election shall be filed at such time and in such form as may be determined by the Committee from time to time. Except as otherwise provided by the Committee, a Participant may not revoke any Deferral Elections. The Committee may, in its discretion, override a Participant’s Deferral Election and may revoke a Participant’s Deferral Election as of the date on which the Participant ceases to be an Eligible Employee (provided that this sentence shall not be construed to permit the Committee to revoke a Distribution Election by reason of the Participant ceasing to be an Eligible Employee).

     2.3. Eligible Compensation. For purposes of the Plan, a Participant’s “Eligible Compensation” from any Employer for any Plan Year means such amounts as would otherwise be payable to him by the Employer, and which are designated by the Committee as compensation eligible for deferral in accordance with the Plan.

     2.4. Plan Not Contract of Employment. The Plan does not constitute a contract of employment, and participation in the Plan will not give any employee the right to be retained in the employ of any Employer nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

SECTION 3

Plan Accounting

     3.1. Elective Cash Deferral Accounts. Subject to subsection 3.6, the Plan Administrator shall establish an “Elective Cash Deferral Account” for each Participant who has filed a Deferral Election. If a Participant’s Eligible Compensation subject to a Deferral Election would otherwise be payable from more than one Employer, a separate subaccount shall be established within the Participant’s Elective Cash Deferral Account with respect to the Eligible Compensation from each such Employer.

     3.2. Adjustment of Elective Cash Deferral Accounts. Each Elective Cash Deferral Account shall be adjusted in accordance with this subsection 3.2 in a uniform manner as of such periodic “Accounting Dates” as may be determined by the Plan Administrator from time to time (which Accounting Dates shall be not less frequent than monthly). As of each Accounting Date, the balance of each Elective Cash Deferral Account shall be adjusted as follows:

(a)	first, charge to the Account balance the amount of any distributions under the Plan with respect to that Account that have not previously been charged;

(b)	then, adjust the Account balance for the applicable Investment Return Rate(s); and

(c)	then, credit to the Account balance the amount to be credited to that Account in accordance with subsection 3.3 that have not previously been credited.

     3.3. Crediting of Elective Cash Deferral Accounts Under Deferral Election. The balance of a Participant’s Elective Cash Deferral Account shall be credited, in accordance with the provisions of paragraph 3.2(c), with the amount by which his Eligible Compensation subject to a Deferral Election is reduced pursuant to the Deferral Election that is not deferred into an Elective Stock Deferral Account pursuant to subsection 3.6. Such crediting shall occur as of the end of the month in which such Eligible Compensation would otherwise have been paid to the Participant by the Employer were it not for the reduction made pursuant to the Deferral Election or, if such date is not an Accounting Date, as of the first Accounting Date occurring thereafter.

     3.4. Investment Return Rates. The “Investment Return Rate(s)” with respect to the Elective Cash Deferral Account, or portions thereof, of any Participant for any period shall be the Investment Return Rate(s) elected by the Participant in accordance with subsection 3.5 from among such investment alternatives (if any) for that period which, in the discretion of the Committee, are offered from time to time under this subsection 3.4.

     3.5. Selection of Investment Return Rate. The Investment Return Rate alternatives for Elective Cash Deferral Accounts under the Plan, and a Participant’s ability to choose among Investment Return Rate alternatives, shall be determined in accordance with rules established by the Committee from time to time; provided, however, that the Committee may not modify the Investment Return Rate with respect to periods prior to the adoption of the modification.

     3.6. Elective Stock Deferral Accounts. A Participant’s Deferral Election with respect to an award under the Brunswick Corporation Strategic Incentive Plan (“SIP”) may designate all or a portion of such award to be deferred into an “Elective Stock Deferral Account” for the Participant. A Participant’s Elective Stock Deferral Account shall be credited with (i) the number of “Original” stock units equal to the sum of (i) the number of shares of Company Stock the Fair Market Value of which (determined as of the date on which funding of the deferred SIP award is approved by the Committee) equals the amount of the SIP award deferred into the Elective Stock Deferral Account and (ii) the number of “Premium” stock units equal to 20% of the number of Original stock units determined in (i). Such crediting shall occur as of the end of the month in which such SIP award would otherwise have been paid to the Participant by the Employer were it not for the reduction made pursuant to the Deferral Election or, if such date is not an Accounting Date, as of the first Accounting Date occurring thereafter. As of each Accounting Date, a Participant’s Elective Stock Deferral Account shall be adjusted to reflect the deemed reinvestment of dividends in accordance with the terms of the Company’s dividend reinvestment program, as in effect from time to time, and shall be charged the amount of any distributions under the Plan with respect to that Account that have not previously been charged.

     3.7. Statement of Accounts. As soon as practicable after the end of each Plan Year, and at such other times as determined by the Committee or the Chief Executive Officer of the Company, the Company shall provide each Participant having one or more Accounts under the Plan with a statement of the transactions in his Accounts during that year and his Account balances as of the end of the year.

SECTION 4

Distributions

     4.1. General. Subject to this Section 4 and Section 5 (relating to Change in Control), the balance of a Participant’s Account(s) shall be distributed in accordance with the Participant’s most recently filed Distribution Election (defined below). In no event shall the amount distributed with respect to any Participant’s Account(s) as of any date exceed the amount of the balance of the Account(s) as of that date.

     4.2. Distribution Election. A Participant’s Deferral Election shall also specify the time and number of payments in which the Participant’s Account(s) shall be distributed (“Distribution Election”), subject to such restrictions and limitations as may be imposed by the Committee. Except as provided in subsection 5.1, no distribution may be made under the Plan to the extent that distribution would cause the Participant to have compensation that is not deductible by reason of section 162(m) of the Code, and payment of such amounts will be deferred in accordance with the applicable terms of the Company’s plans or arrangements relating to such deferral.

     4.3. Hardship Withdrawals. In the event of financial hardship, as determined by the Committee in its discretion, a Participant may elect, in accordance with rules and regulations established by the Committee, to make a withdrawal from his Accounts. If a Participant’s request for a hardship withdrawal is approved by the Committee, 90% of the approved withdrawal amount will be paid to the Participant as soon as practicable and 10% of the approved withdrawal amount will be forfeited; provided, however, that the amount of the forfeiture shall be reduced by the Fair Market Value of the shares of Company Stock represented by any Premium stock units that are forfeited from a Participant’s Elective Stock Deferral Account(s) pursuant to subsection 4.4 as a result of such hardship withdrawal. In addition, a

Participant who makes a hardship withdrawal shall be suspended from making additional deferrals under the Plan for the remainder of the Plan Year in which the withdrawal occurs and for the following Plan Year.

     4.4. Forfeiture of Unvested Premium Stock Units. In the event of any distribution or withdrawal of Original stock units that were credited to a Participant’s Elective Stock Deferral Account as a result of a deferred SIP award less than three years before the date of distribution or withdrawal, other than a distribution following termination of the Participant’s employment due to death, permanent and total disability or after the sum of the Participant’s age and years of service is at least 65, the Premium stock units (and associated dividend reinvestments) that were credited at the same time as such Original stock units shall be forfeited.

     4.5. Medium of Payment. All distributions and withdrawals from Participants’ Elective Cash Deferral Accounts shall be paid in cash and all distributions and withdrawals from Participants’ Elective Stock Deferral Accounts shall be distributed by the Company in shares of Company Stock.

     4.6. Beneficiary. Subject to the terms of the Plan, any benefits payable to a Participant under the Plan that have not been paid at the time of the Participant’s death shall be paid at the time and in the form determined in accordance with the foregoing provisions of the Plan, to the beneficiary designated by the Participant in writing filed with the Plan Administrator in such form and at such time as the Plan Administrator shall require. A beneficiary designation form will be effective only when the signed form is filed with the Plan Administrator while the Participant is alive and will cancel all beneficiary designation forms filed earlier. If a deceased Participant failed to designate a beneficiary, or if the designated beneficiary of a deceased Participant dies before him or before complete payment of the Participant’s benefits, the amounts shall be paid to the legal representative or representatives of the estate of the last to die of the Participant and his designated beneficiary.

     4.7. Distributions to Disabled Persons. Notwithstanding the provisions of this Section 4, if, in the Plan Administrator’s opinion, a Participant or beneficiary is under a legal disability or is in any way incapacitated so as to be unable to manage his financial affairs, the Plan Administrator may direct that payment be made to a relative or friend of such person for his benefit until claim is made by a conservator or other person legally charged with the care of his person or his estate, and such payment shall be in lieu of any such payment to such Participant or beneficiary. Thereafter, any benefits under the Plan to which such Participant or beneficiary is entitled shall be paid to such conservator or other person legally charged with the care of his person or his estate.

     4.8. Benefits May Not be Assigned. Neither the Participant nor any other person shall have any voluntary or involuntary right to commute, sell, assign, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt of the amounts, if any, payable hereunder, or any part hereof, which are expressly declared to be unassignable and non-transferable. No part of the amounts payable shall be, prior to actual payment, subject to seizure or sequestration for payment of any debts, judgements, alimony or separate maintenance owed by the Participant or any other person, or be transferred by operation of law in the event of the Participant’s or any other person’s bankruptcy or insolvency. Payments to or on behalf of a Participant under the Plan are not subject to reduction or offset for amounts due or alleged to be due from the Participant to an Employer or any Related Company.

     4.9. Accounts of $5,000 or Less. Notwithstanding any provisions to the contrary in the Plan or in any Participant’s Distribution Election, if the aggregate amount (including the Fair Market Value of the shares of Company Stock in the Participant’s Elective Stock Deferral Account) in a Participant’s Account(s) is $5,000 or less at the time of the Participant’s termination of employment, such Account(s) will be distributed to the Participant as soon as practicable after the Participant’s termination of employment.

SECTION 5

Change in Control

     5.1. Distribution on Change in Control. Each Participant’s Deferral Election(s) and Distribution Election(s) shall be automatically revoked as of the date on which termination of employment of the Participant occurs following a Change in Control. Upon the termination of employment of the Participant following a Change in Control, the Participant shall receive a lump sum distribution equal to the Participant’s Account balances determined as of the date of the termination of employment. Such distribution shall be made to the Participant regardless of any elections providing for later distribution that may otherwise be applicable under the Plan, and shall be made as soon as practicable after the date of termination of employment, but in no event later than 15 days after the termination of employment. Payments under this subsection 5.1 shall be in lieu of any amounts that would otherwise be payable after the date as of which the Participant’s Account balances are determined for purposes of payment under this subsection.

     5.2. Change in Control Definition. For purposes of the Plan, the term “Change in Control” means the occurrence of any of the following events:

(a)	any Person other than a trustee or other fiduciary of securities held under an employee benefit plan of the Company or any of its subsidiaries, is or becomes a Beneficial Owner, directly or indirectly, of stock of the Company representing 30% or more of the total voting power of the Company’s then outstanding stock and securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction, described in clause (A) of paragraph (d), below;

(b)	a tender offer (for which a filing has been made with the Securities and Exchange Commission (“SEC”) which purports to comply with the requirements of Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the corresponding SEC rules) is made for the stock of the Company, which has not been negotiated and approved by the Board of Directors of the Company, then the first to occur of

(i)	any time during the offer when the Person making the offer owns or has accepted for payment stock of the Company with 25% or more of the total voting power of the Company’s stock, or

(ii)	three business days before the offer is to terminate unless the offer is withdrawn first if the Person making the offer could own, by the terms of the offer plus any shares owned by this Person, stock with 50% or more of the total voting power of the Company’s stock when the offer terminates;

(c)	individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) of the Company, cease for any reason to constitute a majority thereof; provided, however, that any individual becoming a director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least 75% of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company;

(d)	there is consummated a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 75% of the combined voting power of the stock and securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of stock and securities or the Company representing more than 25% of the combined voting power of the Company’s then outstanding stock and securities; or

(e)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets other than a sale or disposition by the Company of all or substantially all of the assets to an entity at least 75% of the combined voting power of the stock and securities which is owned by Persons in substantially the same proportions as their ownership of the Company’s voting stock immediately prior to such sale.

(f)	The occurrence of events resulting in an Affiliate (the “Transferred Company”) ceasing to satisfy the definition of an “Affiliate” set forth in this Section 5. However, the circumstances described in this paragraph (f) shall constitute a Change in Control only with respect to individuals who are employed at the Transferred Company immediately before the events constituting the Change in Control under this paragraph (f), and then only with respect to individuals who are not employed by the Company or an Affiliate at any time during the 30-day period following the events constituting the Change in Control. For purposes of this paragraph (f), shares of the Company that are beneficially owned by an employee benefit plan (including a fiduciary of such plan) maintained by the Company or an Affiliate shall be treated as not outstanding.

(g)	Substantially all of the business and assets of an Affiliate, or substantially all of the business and assets of any division of the Company (the “Transferred Business”) are transferred to a business (the “Transferee Business”) other than the Company or an Affiliate; provided, however, that the circumstances described in this paragraph (g) shall constitute a Change in Control only with respect to individuals who are employed at the Transferred Business immediately before the events constituting the Change in Control under this paragraph (g), and then only with respect to individuals who are not employed by the Company or an Affiliate at any time during the 30-day period following the events constituting the Change in Control.

     For purposes of this subsection 5.2:

(I)	The term “Person” shall mean any person (as defined in Section 3(a)(9) of the Exchange Act, as such term is modified in Sections 13(d) and 14(d) of the Exchange Act) other than (1) any employee plan established by the Company, (2) the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly by stockholders of the Company in substantially the same proportions as their ownership of the Company.

(II)	The term “Beneficial Owner” shall mean beneficial owner as defined in Rule 13d-3 under the Exchange Act.

(III)	The term “Affiliate” means (i) any corporation, partnership, joint venture or other entity during any period in which it owns, directly or indirectly, at least 50% of the voting power of all classes of stock of the Company (or successor to the Company) entitled to vote; and (ii) any corporation, partnership, joint venture or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company, by any entity that is a successor to the Company, or by any entity that is an Affiliate by reason of clause (i) next above.

     5.3. Transfer of Liability. If, immediately after a change in control described in paragraph 5.2(f) or 5.2(g), the Company (or any other entity that is then an Affiliate) would otherwise have any liability for benefits under the Plan for Participants with respect to whom such Change in Control occurs (the “Brunswick Employers”) then, with the consent of the applicable Brunswick Employer and either the Transferred Company (in the case of a Change in Control described in paragraph 5.2(f)) or the Transferee Business (in the case of a Change in Control described in paragraph 5.2(g)), but without the consent of such Participants, the liability of the applicable Brunswick Employer to such Participants under the Plan may be transferred to the Transferred Company or Transferee Business, whichever is applicable. In the event of such transfer, with respect to such Participants:

(a)	Notwithstanding the provisions of subsection 6.1 or any other provision of the Plan, the Brunswick Employer shall have no obligation to such Participants under the Plan for payments or benefits after the transfer.

(b)	The rights and obligations of the Transferred Company or Transferee Business, whichever is applicable, with respect to such Participants shall be governed by the terms of the Plan, with the Transferred Company or Transferee Business, whichever is applicable, substituted for the Brunswick Employer (and the Company) under the Plan for the obligation (on and after the date of transfer) to pay any and all benefits to such Participants.

(c)	The Transferred Company or Transferee Business, whichever is applicable, shall not be required to give effect to such Participants’ Deferral Elections with respect to remuneration earned after the Change in Control.

SECTION 6

Source of Benefit Payments

     6.1. Liability for Benefit Payments. Subject to the provisions of this Section 6, an Employer shall be liable for payment of benefits under the Plan with respect to any Participant to the extent that such benefits are attributable to the deferral of compensation otherwise payable by that Employer to the Participant. Any disputes relating to liability of Employers for benefit payments shall be resolved by the Committee.

     6.2. No Guarantee. Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Employers whatsoever, including, without limitation, any specific funds, assets, or other property which the Employers, in their sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Employers. Nothing contained in the Plan shall constitute a guarantee by any of the Employers that the assets of the Employers shall be sufficient to pay any benefits to any person.

SECTION 7

Committee

     7.1. Powers of Committee. Responsibility for the day-to-day administration of the Plan shall be vested in the Plan Administrator, which shall be the Committee. The authority to control and manage all other aspects of the operation and administration of the Plan shall also be vested in the Committee. The Committee is authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan. Except as otherwise specifically provided by the Plan, any determinations to be made by the Committee under the Plan shall be decided by the Committee in its sole discretion. Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

     7.2. Delegation by Committee. The Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Until the Committee takes action to the contrary:

(a)	The Chief Executive Officer of the Company shall be delegated the power and responsibility to take all actions assigned to or permitted to be taken by the Committee under Section 2, Section 3, and Section 4 (other than the powers and responsibility of the Plan Administrator).

(b)	The powers and responsibilities of the Plan Administrator shall be delegated to the Vice President — Human Resources (or his delegate) of the Company, subject to such direction as may be provided to the Vice President — Human Resources or his delegate from time to time by the Committee and the Chief Executive Officer of the Company.

     7.3. Information to be Furnished to Committee. The Employers and Related Companies shall furnish the Committee with such data and information as may be required for it to discharge its duties. The records of the Employers and Related Companies as to an employee’s or Participant’s employment, termination of employment, leave of absence, reemployment and Eligible Compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the Plan.

     7.4. Liability and Indemnification of Committee. No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor shall the Employers be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Employers. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by the Employers against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

SECTION 8

Amendment and Termination

     The Committee may, at any time, amend or terminate the Plan (including the rules for administration of the Plan), subject to the following:

(a)	Subject to the following provisions of this Section 8, no amendment or termination may materially adversely affect the rights of any Participant or beneficiary under the Plan.

(b)	The Committee may revoke the right to defer Eligible Compensation under the Plan; provided, however, that, except as may be approved by the Board, no such revocation shall apply to the Eligible Compensation of any Participant to the extent that the revocation is adopted by the Committee after the date the Eligible Compensation is otherwise required to be credited to the Participant’s Account under the Plan.

(c)	The Plan may not be amended to delay the date on which benefits are otherwise payable under the Plan without the consent of each affected Participant. The Committee, with the approval of the Board if payment is to be made without the consent of the affected Participant, may amend the Plan to accelerate the date on which Plan benefits are otherwise payable under the Plan.

(d)	The Committee, with the approval of the Board, may amend the Plan to accelerate the date on which Plan benefits are otherwise payable under the Plan, and eliminate all future deferrals under the Plan, thereby terminating the Plan.

(e)	Notwithstanding any other provision of the Plan to the contrary, neither the Committee nor the Board may delegate its rights and responsibilities under this Section 8; provided, however, that, the Board of Directors may, from time to time, substitute itself, or another committee of the Board, for the Human Resources and Compensation Committee under this Section 8.